Exhibit 3.1.2

CONFORMED COPY TO REFLECT AMENDMENTS MADE THROUGH MAY 30, 2012

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RESTATED CERTIFICATE OF INCORPORATION
OF
LEVEL 3 COMMUNICATIONS, INC.
Pursuant to Section 242 and 245
of the Delaware General Corporation Law
ARTICLE I
NAME
The name of the Corporation is: Level 3 Communications, Inc.
ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company. [NB: The registered office and registered agent change reflected here effective February 22, 2012].
ARTICLE III
PURPOSES
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
AUTHORIZED CAPITAL STOCK
The total number of shares of capital stock which the Corporation shall have the authority to issue is 353,333,333, consisting of 343,333,333 shares of Common Stock, par value $.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).
ARTICLE V
COMMON STOCK
A. Dividends. After dividends payable on any Preferred Stock have been declared and set aside on such Preferred Stock having a preference over the Common Stock with respect to the payment of such dividends, the holders of Common Stock shall be entitled to receive, when and as declared, out of assets and funds legally available therefor, cash or non-cash dividends payable as and when the Board of Directors in its sole business judgment so declares. Any such dividend shall be payable ratably to all record holders of Common Stock as of the record date fixed by the Board of Directors in accordance with the By-laws of the Corporation for the payment thereof.
B. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (“Liquidation”), the holders of Common Stock then outstanding shall be entitled to be paid ratably out of the assets and funds of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock upon Liquidation, an amount equal to their share (including any declared but unpaid dividends on the Common Stock, subject to proportionate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares) of such assets and funds.
C. Voting.
1. Except as required by law, or as otherwise provided herein or in any amendment hereof, the entire voting power of the Corporation with respect to all matters other than the election of directors shall be vested in the holders of Common Stock voting together as a single class. Except as required by law, or as otherwise provided herein or in any amendment hereof, the entire voting power of the Corporation with respect to the election of directors shall be vested in the holders of Common Stock voting together as a single class.
2. Each holder of Common Stock entitled to vote shall at every meeting of the stockholders of the Corporation be entitled to one vote for each share of Common Stock registered in his or her name on the record of stockholders.
 D. Effective as of 5:00 p.m. Eastern time on October 19, 2011 (the “Amendment Effective Time”), every fifteen (15) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Amendment Effective Time (the “Old Common Stock”), will be automatically reclassified as and converted into one share of the Corporation's Common Stock, par value $.01 per share (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation's transfer agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Amendment Effective Time on the basis of prevailing market prices of the New Common Stock on the New York Stock Exchange at the time of sale. After such sale and, in the case of holders of certificated shares of Old Common Stock, upon the surrender of such stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, book-entry shares representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.
ARTICLE VI
PREFERRED STOCK
The Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors is hereby expressly granted authority, subject to the provisions of this Article VI, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:
A. the designation of the series and the number of shares to constitute each series;

B. the dividend rate on the shares of each series, conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including preferences over dividends on the Common Stock or any other class or classes);
C. whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another corporation;
D the terms and amount of any sinking, retirement or purchase fund;
E. the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;
F. the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);
G. any restrictions on the issue or reissue or sale of additional Preferred Stock;
H. the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or any other class or classes or series of stock); and
I. such other special rights and privileges, if any, for the benefit of the holders of Preferred Stock, as shall not be inconsistent with provisions of this Restated Certificate of Incorporation.
All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs A. to I. inclusive above.
ARTICLE VII
DIRECTORS
A. The Board of Directors shall consist of no fewer than six persons and no more than fifteen persons, and such number shall be fixed by, or in the manner provided in, the By-laws of the Corporation.
B. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation, the directors shall be elected to hold office for a term of one (1) year and until such director's successor is elected and qualified or until such director's earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C. A director may be removed from office only for cause and only by vote of at least a majority of the outstanding stock entitled to vote in an election of directors.
D. Any vacancy on the Board of Directors, however resulting, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
ARTICLE VIII
STOCKHOLDERS' VOTE

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-laws of the Corporation, and may not be taken by a written consent of the stockholders.
ARTICLE IX
INDEMNIFICATION
The Corporation shall indemnify each person who is or was a director, officer or employee of the Corporation (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under applicable law.
The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE X
LIMITATION OF LIABILITY
A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE XI
SPECIAL MEETINGS
Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the President, the Chief Executive Officer or the Chairman of the Board of Directors. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.
ARTICLE XII
RATIFICATION BY STOCKHOLDERS
Any contract, transaction or act of the Corporation or of the directors, which shall be ratified by a majority of a quorum of the stockholders then entitled to vote at any annual meeting or at any special meeting called for such purpose, shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder entitled to vote at such meeting.
ARTICLE XIII
AMENDMENTS OF CERTIFICATE
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or in any amendment hereto by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

ARTICLE XIV
CREDITORS
Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
ARTICLE XV
BY-LAWS
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of at least a majority of the outstanding stock entitled to vote thereon.